Exhibit 23.0
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to A. C. Moore Arts & Crafts, Inc. 401(k) Plan of our report dated June 16, 2009, with respect to the financial statements and supplementary schedule of the A. C. Moore Arts & Crafts, Inc. 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2008.

/s/ STOCKTON BATES, LLP Stockton Bates, LLP
Philadelphia, Pennsylvania
June 28, 2010